SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
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MERCER FUNDS
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mercer FUNDS

Mercer Emerging Markets Equity Fund

99 High Street

Boston, Massachusetts 02110

September 26, 2019

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Emerging Markets Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Origin Asset Management LLP (“Origin”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Origin (the “Origin Subadvisory Agreement”).

The Advisor recommended the appointment of Origin to replace AQR Capital Management, LLC (“AQR”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Origin has taken over the management duties of a portion of the Fund’s portfolio assets previously allocated to AQR. Origin began managing its allocated portion of the Fund’s investment portfolio on or about July 1, 2019.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Origin and the Origin Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Origin Subadvisory Agreement.

Sincerely,

Richard S. Joseph, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Emerging Markets Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Emerging Markets Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Origin Asset Management LLP (“Origin”). In connection with the hiring of Origin, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Origin (the “Origin Subadvisory Agreement”). The Advisor recommended the appointment of Origin to replace AQR Capital Management, LLC (“AQR”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Origin has taken over the management duties of a portion of the Fund’s portfolio assets previously allocated to AQR. Origin began managing its allocated portion of the Fund’s investment portfolio on or about July 1, 2019.

The hiring of Origin, and the Origin Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about September 27, 2019 to shareholders of record of the Fund as of June 30, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on June 17-18, 2019 (the “Meeting”): (i) appointed Origin to serve as a subadvisor to the Fund, and (ii) approved the Origin Subadvisory Agreement between the Advisor, on behalf of the Fund, and Origin. Origin is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Origin is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Origin as a subadvisor to the Fund, or from the implementation of the Origin Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Origin and the Origin Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objectives, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $8,238,932 from the Fund for the fiscal year ended March 31, 2019. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2019 was $4,729,622, representing 0.45% of the Fund’s average net assets during that period. The aggregate compensation that would have been paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2019, taking into account the replacement of AQR by Origin, is $4,353,663, representing 0.42% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of Origin during the fiscal year ended March 31, 2019.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as Vice President and Head of US Delegated Solutions for the Advisor; Stephen Gouthro serves as Vice President, Treasurer and Chief Financial Officer of the Trust and as a partner of the Advisor and U.S. Chief Operating Officer for the Advisor’s U.S. Business Solutions Group; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and as a partner and Global GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments for the Advisor; Jennifer La Belle serves as Vice President and Assistant Treasurer of the Trust and as a Principal for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; Alec Rapaport serves as Vice President of the Trust and as Vice President and Portfolio Manager for the Advisor; and Jennifer Mortimer serves as Interim Chief Compliance Officer of the Trust and as Interim Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Origin.

ORIGIN ASSET MANAGEMENT LLP

Origin Asset Management LLP (“Origin”) is located at One Carey Lane, London, United Kingdom EC2V 8AE. Origin is a limited liability partnership organized under the laws of England and Wales and is a subsidiary of Principal Financial Group, Inc., a publicly-listed global financial investment and insurance company. Origin is registered as an investment adviser under the Advisers Act. The Origin Subadvisory Agreement is dated July 1, 2019.

Origin was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Origin is not affiliated with the Advisor, and Origin discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Origin is paid by the Advisor and not by the

Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Origin as a subadvisor to the Fund, or from the implementation of the Origin Subadvisory Agreement. The fees paid by the Advisor to Origin depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Origin serves as subadvisor for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Fund Name	Assets as of June 30, 2019 (in millions)	Annual Advisory Fee Rate
Principal Origin Emerging Markets Fund	$ 1,064	0.44% on the first $500 million; 0.40% on the next $500 million; and 0.36% on assets over $1 billion.

The names and principal occupations of the principal executive officers and directors of Origin are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Origin, is One Carey Lane, London, United Kingdom EC2V 8AE.

Name	Principal Occupation
Christopher Carter	Executive Member

Nigel Dutson	Executive Member and Board Member

Tarlock Randhawa	Executive Member and Board Member

Ellen Shumway	Board Member

Julia Lawler	Board Member

John Birkhold	Managing Member

Patrick Halter	Board Member

Nishil Patel	Managing Member, Chief Operating Officer and Chief Compliance Officer

THE ORIGIN SUBADVISORY AGREEMENT

The Origin Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Origin Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Origin Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Origin Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Origin Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Origin, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The Origin Subadvisory Agreement provides that Origin, among other duties, will make all investment decisions for Origin’s allocated portion of the Fund’s investment portfolio. Origin, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Origin’s allocated portion of the Fund’s assets.

The Origin Subadvisory Agreement provides for Origin to be compensated based on the average daily net assets of the Fund allocated to Origin. Origin is compensated from the fees that the Advisor receives from the Fund. Origin generally will pay all expenses it incurs in connection with its activities under the Origin Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Origin Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Origin, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Origin to serve as a subadvisor to the Fund. In considering the approval of the Origin Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and Origin that included, as to Origin and the Fund: (i) the Origin Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Origin for the Board’s approval, and the Advisor’s rationale for recommending that Origin be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Origin proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Origin; (v) Origin’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Origin for its services to the Fund, and the fees charged to other accounts that Origin manages; (vii) a summary of the compliance program applicable to Origin; (viii) information regarding the historical performance returns of Origin in managing the investment mandate it would employ for the Fund and a comparison of such performance to a relevant index; and (ix) the financial condition of Origin.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Origin. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Origin, including: the nature, extent, and quality of the services to be provided to the Fund by Origin; Origin’s management style and investment decision-making process; Origin’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Origin’s portfolio management team; and Origin’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Origin, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Origin. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Origin to the Fund. The Independent Trustees discussed the specific investment management process that Origin indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Origin), the qualifications of Origin’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Origin would be managing, and the performance record of Origin as compared to a relevant index. The Independent Trustees considered Origin’s infrastructure and resources, and whether Origin’s organization appeared to support Origin’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Origin, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Origin. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Origin’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Origin, as well as Origin’s ability to render such services based on Origin’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Origin would manage.

(b) Comparison of the services to be rendered and fees to be paid to Origin under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Origin and evaluated the compensation to be paid to Origin by the Advisor for those services. The Independent Trustees noted that the services that Origin would furnish to the Fund appeared to be comparable to the services that Origin currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Origin by the Advisor in light of the fees that were charged by Origin to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Origin were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Origin to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Origin for its services to the Fund were fair and reasonable.

The Independent Trustees considered that the subadvisory fees of Origin would indirectly be borne by the Fund and its shareholders. The Independent Trustees further considered that the proposed subadvisory fees to be charged by Origin were lower than the subadvisory fees charged by AQR. The Independent Trustees considered that these cost savings would accrue to the Fund, given the Advisor’s contractual agreement, which is applicable to the Fund and is effective through at least July 31, 2020, to waive any portion of its management fee that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Funds’ subadvisors (the “Fee Waiver Agreement”). Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Origin with respect to the assets of the Fund to be allocated to Origin was supported by the services that were expected to be provided by Origin to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Origin from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees considered the expected impact of the fees to be paid by the Advisor to Origin on the Fund’s overall operating expenses, given the Fee Waiver Agreement. In addition, since the fees to be paid to Origin were the result of arm’s-length bargaining between unaffiliated parties, the relevance of Origin’s potential profitability was considered by the Independent Trustees in that context. The Independent Trustees also took note of the Advisor’s explanation that the recommended appointment of Origin was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and the Independent Trustees considered that the Advisor was not realizing a direct profit from the investment advisory services that it provides to the Fund as a result of the Fee Waiver Agreement.

On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by Origin and the proposed fees to be paid to Origin by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Origin as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Origin to the Fund.

(c) Investment performance of the Fund and Origin. Because Origin was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider Origin’s investment performance in managing the Fund as a factor in evaluating the Origin Subadvisory Agreement. However, the Independent Trustees reviewed Origin’s historical performance record managing the investment mandate it would employ for the Fund as compared to a relevant index and concluded that Origin’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Origin Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Origin be appointed as a subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Origin was supported by the services that were expected to be provided to the Fund and approval of the proposed Origin Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Origin Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Advisor, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class, Class I and Class Y-2 share classes were not offered during the fiscal year ended March 31, 2019, and as a result the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2019, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2019, the Fund had 111,208,166.96 total shares outstanding, and Mercer Collective Trust: Mercer Emerging Markets Equity Portfolio held 93,740,624.14 shares, representing 84.29% of the Fund’s total shares outstanding.

As of June 30, 2019, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, http://www.delegated-solutions.mercer.com/us.html.

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